Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-139266

Prospectus

WESTERN HEMISPHERE MINING CORPORATION
Shares of Common Stock
5,000,000 Shares Minimum - 10,000,000 Shares Maximum
$0.02 per Share

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 10,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 5,000,000 shares minimum, 10,000,000 shares maximum. The offering price is $0.02 per share. In the event that 5,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 5,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

There are no minimum purchase requirements.

Our common stock will be sold by our officer and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.02	$0.0070	$0.0130
Per Share - Maximum	$0.02	$0.0035	$0.0165
Minimum	$100,000	$35,000	$65,000
Maximum	$200,000	$35,000	$165,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2007.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on April 5, 2001. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of three mineral claims containing 3,860 acres located in British Columbia, Canada. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

Our administrative office is located at 4861 Cambridge Street, Burnaby, British Columbia, Canada V5C 1H9 and our telephone number is (604) 451-6841 and our registered statutory office is located at 3155 East Patrick Lane, Las Vegas, Nevada 89120. Our fiscal year end is June 30. Our mailing address is 4861 Cambridge Street, Burnaby, British Columbia, Canada V5C 1H9

The offering

Following is a brief summary of this offering:

Securities being offered	5,000,000 shares of common stock minimum and 10,000,000 shares of common stock maximum, par value $0.00001
Offering price per share	$ 0.02
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $65,000 if the minimum amount is raised and approximately $165,000 if the maximum amount is raised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,645,000
Number of shares outstanding after the offering if all of the shares are sold	15,645,000

Selected financial data

	As of	As of	As of
	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$743	$9,831	$24,255
Total Liabilities	$358,470	$360,467	$321,951
Stockholders Equity (Deficit)	$(357,727)	$(350,636)	$(297,696)

	Three Months Ending	Year Ending	Year Ending
	September 30, 2006	June 30, 2006	June 30, 2005
	(Audited)	(Audited)	Audited
Income Statement
Revenue	$0	$0	$0
Total Expenses	$8,120	$34,424	$53,335
Net Loss	$(8,120)	$(34,424)	$(53,335)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with WESTERN HEMISPHERE MINING CORPORATION:

1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

3. Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

We were incorporated in April 2001 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $364,076. The loss was a result of the mineral property costs, consulting, general and administrative costs, management fees, rent and professional fees. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

5. Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

6. Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

7. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

8. Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

9. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

10. Because Messrs. Graham R. Hughes and Caisey Harlingten have other outside business activities and each will only be devoting 10% of his time or approximately four hours per week each to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Messrs. Graham R. Hughes and Caisey Harlingten, our officers and directors, have other outside business activities and each will be only be devoting 10% of his time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Messrs. Hughes and Harlingten. As a result, exploration of the property may be periodically interrupted or suspended.

11. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Clive Ashworth. If Mr. Ashworth transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Ashworth transfers title to a third party, we will not have any claim against Mr. Ashworth. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

12. Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

13. Because we have only two officers and directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only two officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

14. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

15. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

16. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

Our offering is being made on a direct public offering, without any involvement of underwriters or broker-dealers, $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$35,000	$35,000	$35,000
Net proceeds	$65,000	$115,000	$165,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$45,000	$90,000	$130,000
Analyzing Samples	$10,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, (5) escrow fees; and (6) filing fees. Of the legal fees referred to above, $10,000 is to be paid to Conrad Lysiak, our attorney upon SEC effectiveness.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. That is all we are willing to pay. We have contacted mining engineers in Vancouver, British Columbia area and have found a number of them that are willing to provide the consulting services from between $2,000 per month to $5,000 per month. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our officers will supervise and contract for our exploration operations through independent contractors. No portion of the consulting fees will be paid to Mr. Hughes, our president. Core drilling will cost $20.00 per foot. We will drill as many holes as proceeds from the offering allow. We intend to drill 7 holes if the minimum amount is raised; 14 holes if 75% of the offering is raised; and, 21 holes if the maximum amount is raised. We intend to drill to 300 feet. We estimate it will cost up to $10,000 to analyze the core samples.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2006, the net tangible book value of our shares of common stock was a deficit of $357,727 or approximately $(0.063) per share based upon 5,645,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 15,645,000 shares to be outstanding will be a deficit of $192,727 or approximately $(0.012) per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.051 per share without any additional investment on their part. You will incur an immediate dilution from $0.02 per share to $(0.012) per share.

After completion of this offering, if 10,000,000 shares are sold, you will own approximately 64% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.02 per share. Our existing stockholders will own approximately 36% of the total number of shares then outstanding, for which they have made contributions of cash totaling $26,869, or approximately $0.005 per share.

If 7,500,000 Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 13,145,000 shares to be outstanding will be a deficit of $242,727, or approximately $(0.018) per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.045 per share without any additional investment on their part. You will incur an immediate dilution from $0.02 per share to $(0.018) per share.

After completion of this offering, if 7,500,000 shares are sold, you will own approximately 57% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.02 per share. Our existing stockholders will own approximately 43% of the total number of shares then outstanding, for which they have made contributions of cash totaling $26,869, or approximately $0.005 per share.

If the Minimum Number of Shares Are Sold:

Upon completion of this offering, in the event the minimum number of the shares are sold, the net tangible book value of the 10,645,000 shares to be outstanding will be a deficit of $292,727, or approximately $0.027 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.036 per share without any additional investment on their part. You will incur an immediate dilution from $0.02 per share to $(0.027) per share.

After completion of this offering, if 5,000,000 shares are sold, you will own approximately 47% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.02 per share. Our existing stockholders will own approximately 53% of the total number of shares then outstanding, for which they have made contributions of cash totaling $26,869, or approximately $0.005 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all Shares Sold

Price per share	$0.02
Net tangible book value per share before offering	$(0.063)
Potential gain to existing shareholders	$200,000
Net tangible book value per share after offering	$(0.012)
Increase to present stockholders in net tangible book value per share after offering	$(0.051)
Capital contributions	$0
Number of shares outstanding before the offering held by existing shareholders	5,645,000
Number of shares after offering held by existing stockholders	5,645,000
Percentage of ownership after offering	36%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.02
Dilution per share	$(0.012)
Capital contributions	$200,000
Number of shares after offering held by public investors	10,000,000
Percentage of ownership after offering	64%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.02
Dilution per share	$(0.018)
Capital contributions	$150,000
Number of shares after offering held by public investors	7,500,000
Percentage of ownership after offering	57%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.02
Dilution per share	$(0.027)
Capital contributions	$100,000
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering	47%

PLAN OF DISTRIBUTION

We are offering up to 10,000,000 shares of common stock on a self-underwritten basis, 5,000,000 shares minimum, 10,000,000 shares maximum basis. The offering price is $0.02 per share. Funds from this offering will be placed in a separate bank account at BMO-Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1I7. Its telephone number is (604) 665-7506. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will be immediately used by us. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through our officer and directors. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officer and directors are not statutorily disqualified, are not being compensated, and are not associated with broker/dealers. They are and will continue to be our officer and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officer and directors will also distribute the prospectus to potential investors at the meetings, to business associates and to friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $500,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential item. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "WESTERN HEMISPHERE MINING CORPORATION."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on April 5, 2001. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claims containing 3,860 acres located in the Alberni Mining Division of British Columbia, Canada. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

In June 2005, the Company acquired the rights to a mineral property containing three claims known as the Arrow Mineral Claims Property and formerly known as the Skarn 3 Properties. The claims are held in trust for the Company by Clive Ashworth of Vancouver, BC. In return for deliverance of full title, the Company has agreed to the following:

1.	To pay the costs that require the property to be kept in good standing with the Province of British Columbia for a minimum of three years.

2.	The Company must have a feasibility study completed within five years to determine the economic potential of the property; and

3.

If the Company proceeds to the production stage, then Clive Ashworth is entitled to a 5% NSR (net smelter royalty). This 5% NSR can be reduced by 50% on payment to Clive Ashworth of $500,000 in cash or stock of equal value.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. The claim is recorded in the name of Clive Ashworth. Mr. Clive Ashworth will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Clive Ashworth will convey title to the property to the wholly owned subsidiary corporation.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Claim No.	Document Description	Recording	Expiration
507351	Arrow	February 17, 2005	October 28, 2007
507354	Arrow 2	February 17, 2005	October 28, 2007
507348	Arrowroot	February 17, 2005	October 28, 2007

Our claim consists of 3 contiguous units comprising of a total of 3,860 acres.

In order to maintain this claim, Mr. Ashworth must pay a fee of CDN$100 per year per claim or we must perform work on the claim. As long as the fee is paid, no work has to be performed to maintain the claim. Mr. Ashworth can renew the claim indefinitely by paying the fee; the amount of the renewal will not increase for the year ending 2007. We have no idea if the fee to renew the claim will increase after 2008. There is no grace period if there is a default on the work or if Mr. Ashworth misses renewing the claim. Mr. Ashworth will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Ashworth will allow the claim to expires and we will cease activities. Our officers and directors will personally reimburse Mr. Ashworth for payments made by him to maintain the claim.

The property was selected because gold and platinum has been discovered in the area.

Location and Access

The Arrow Mineral Claims property lies approximately 8 km. west-southwest of Port Alberni, on central Vancouver Island.

Access to the northwest corner and southwest part of the property is by vehicle along logging roads off the cross-creek road ). The southern logging road runs through the eastern portion of the claim and terminates just 30 meters south of the claim area, giving easy access to the area and the southern part of the property.

MAP 1

Map created Tue Oct 03 12:01:14 PDT 2006

Stamp River Park
BEAVER
CREEK
529137
516540
92F.037
526880
92F.036
368618
531436
328615
92F.035
533750
Sproat Lake Park
KLEHKOOT 2
382043
CHERRY
525005
503344
CREEK
523611
KLEECOOT
531550
TSAHAHEH 1
503191
503218
525016
Taylor Arm Park
SPROAT LAKE
LAKE
SHAHSWINIS 1
503186
Sterling Arm
92F.026
92F.027
511028
92F.025
Two Rivers Arm
Fossli Park
518164
398863
504713
534333
505357
511031
541989
326968
511029
398841
382850
508989
507351
511101
ALBERNI 2
518169
507349
332325
323121
323122
502632
518167
512034
510191
507348
512247
323118
530257
520676
507106
511039
508113
529996
502486
COUS 3
503051
507354
323117
323119
530604
518171
531785
511042
509698
381968
530260
509337
509221
530795
509747
518172
361117
361115
530259
Nahmint
1000056
511108
92F.016
518175
512249
540921
92F.017
509263
511106
1000068
92F.015
Lake
518173
361106
361105
400348
332568
509227
518214
200279
200212
381961
530586
381955
518213
200215
200214
530258
200213
511543
527389
541917
Henderson
RIVER
381956
322953
513975
381958
92F.005
1001422
1000067
1000055
381945
92F.006
CHUCHAKACOOK 4
92F.007
381959
528415
1000064
381944
381946
381960
529361
529291
529289
KLEYKLEYHOUS 5
3.5km
Map Center: 124°59'W, 49°11' N

Legend

- Indian Reserves
- National Parks
- Parks
- Mineral Tenures
- Reserves (Sites)
- Placer Claim Designation
- Placer Lease Designation
- No Staking Reserve
- Conditional Reserve
- Release Required Reserve
- Surface Restriction
- Recreation Area
- Others
- Mining Divisions
- BCGS Grid
- Contours (1:250K)
- Contour - Index
- Contour - Intermediate
- Areaof Exclusion
- Areaof Indefinite Contours
- Annotation (1:250K)
- Transportation - Points (1:250K)
- Airfield
- Anchorage - Seaplane
- Ferry Route
- Heliport
- Seaplane Base
- Air Field
- Airport
- Air Feature - Condition Unknown
- Airport.Abandoned
- Transportation - Lines (1:250K)
- Ferry Route
- Aerial Cableway
- Road (Gravel Undivided) - 1 Lane
- Road (Gravel Undivided) - 3 Lanes
- Road - Paved.lanes.2or More.Divided
- Road (Paved Undivided) - Not Elevated - 1 Lane
- Road (Paved Undivided) - Not Elevated - 2 Lanes
- Road - Paved.lanes.3or More.Undivided
- Road (Unimproved)
- Road - Loose.access Dry Weather
- Road (Winter Road)
- Road - Paved.lanes.2.Undivided
- Road - Paved.lanes.2.Undivided.U/C
- Road - Paved.Divided.access.Non Standard
- Track - Cart/Tractor
- Causeway (Railway)
- Cut (Roadway)
- Trail
- Tunnel

Scale: 1:182,268

DO NOT USE FOR NAVIGATION

MAP 2

Map created Wed Oct 04 09:23:54 PDT 2006

Legend
Provincial Boundary (1:6M)
Boundary (International)
Boundary (Interprovincial)
NTS Grid
Transportation - Lines (1:6M)
Road - Trunk
Road - Main
Rail Line
Water - Lines (1:6M)
River/Stream - Definite
Lake - Definite
Island - Definite
Coastline - Definite
Water - Polygons (1:6M)
River/Stream - Definite
Lake - Definite
Major Cities
103G
103C
103B
102O
102P
102I
93L
93K
93J
93I
93G
93H
83E
93D
93C
93B
83D
83C
92M
92N
92O
92P
82M
82N
92L
92K
92J
92I
82L
82K
92E
92F
92G
92H
82E
82F
92C
92B
Prince George
Quesnel
Williams Lake
Revelstoke
Kamloops
Vernon
Merritt
Kelowna
Penticton
Castlegar
Trail
Greenwood
Grand Forks
Courtenay
Nanaimo
Surrey
Chilliwack
Abbotsford
Duncan
Colwood
Victoria
Arrow Claims Group
124° 55' W 49° 12' N
0
111km
Map Center: 125°0' W, 49°51' N
Scale: 1:5,832,604
DO NOT USE FOR NAVIGATION

MAP 3

Map created Tue Oct 03 11:55:11 PDT 2006

Fort St John
Dawson Creek
Terrace
Prince Rupert
Williams Lake
Revelstoke
Kamloops
Kimberley
Fernie
Courtenay
Penticton
Grand Forks
Duncan
White Rock
Colwood
Victoria

ARROW CLAIMS GROUP
124° 55' W 49° 12' N

0 222km

Map Center: 125°13' W, 54°26' N

Legend

Provincial Boundary (1:6M)
- Boundary (International)
- Boundary (Interprovincial)
- NTS Grid

Transportation - Lines (1:6M)
- Road - Trunk
- Road - Main
- Rail Line

Water - Lines (1:6M)
- River/Stream - Definite
- Lake - Definite
- Island - Definite
- Coastline - Definite
- Major Cities

Scale: 1:11,665,208

DO NOT USE FOR NAVIGATION

Physiography

Elevation on property ranges from approximately 180 m. above sea level in the southeast comer, to about 690 m. above sea level in the northwest comer. Outcrop varies from sparse to moderate and occurs mainly on rounded knolls and ridges and as subcrop and frostheaved exposures along hillsides.

Property Geology

The property is underlain by the quartz diorite to granodiorite Alberni pluton in the east part of the property, mafic lavas of the Karmutsen Formation in the central portion and the overlying Quatsino marble along the western margin.

Karmutsen Volcanics

The main rock type underlying the property is green to dark weathering, variably altered amygdaloidal basalt of the Karmutsen Formation. Mafic volcanic rocks metamorphosed to epidote and chlorite assemblages of prehnite-pumpellyite grade.

Quatsino Marble

The Quatsino marble comprises of mainly massive to poorly-bedded altered limestone which occurs only as small scattered outcrops along the western edge of the property within the Creek fault.

Intrusive Rocks

The eastern portion of the property is underlain by granodiorite to quartz diorite of the Alberni pluton. The granodiorite is medium-grained, homogeneous and exhibits a steep.

Several dykes intruding the Kannutsen volcanics have been identified on the property. The dykes are comprised of andesite, dacite and rhyolite porphyry and clearly post-date the mafic volcanic rocks.

The dacitic dykes trend north and northwesterly through the mafic volcanics, and andesitic dykes appear to be confined to the south showings area. Both types of dykes have been previously spatially related to localized mineralization.

Mineralization

Massive lenses and pods are localized within altered mafic basaltic rocks of the Karmutsen volcanics and are spatially related with the intrusion of felsic dykes of probable Tertiary age.

The south showing is comprised of discrete zones of pyrrhotite, pyrite, and chalcopyrite lenses and stringers, and associated silicification and/or hematization.

History of Previous Work

The property reflects that exploration has been conducted on it over the years. There are no records indicating an ore body.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. Ashworth, a physical examination of the property and five days of staking and prospecting. Mr. Ashworth examined the surface and took samples. The samples did not reveal anything. Mr. Ashworth used a hammer, pick and sack to take samples. While Mr. Ashworth is a prospector, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Mr. Ashworth did not use any previous filed reports on the property. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Hughes and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20.00 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,000 linear feet or ten holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of

$5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

The breakdown of estimated times and dollars was made by Messrs. Hughes and Harlingten in consultation with Mr. Ashworth.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation in early 2007, weather permitting.

If we do not find economically recoverable mineralized material on the property, the Company will allow the claim to expire subject to the property agreement with Clive Ashworth and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Accordingly we have two total employees, no full-time employee and two part-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Messrs. Hughes and Harlingten will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property, if at all. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum gross amount in this offering of $65,000, net of offering costs of $35,000, in order to remove uncertainties surrounding our ability to continue as a going concern. Minimum proceeds $65,000 will allow us to conduct our exploration program. If we find mineralized material, we will proceed to create a development program. Development is defined as the preparation of a commercially mineable deposit or reserve for extraction which is not already in production. If we do not find mineralized material, we will cease operations.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves through the use of mining engineers.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

In the event we complete our exploration program prior to the end of one year, and it is anticipated we will do so as reflected in the milestones that follow, if we find mineralized material we will spend the balance of the year creating a program for development of the property. If we do not find mineralized material at the conclusion of our exploration program, we will cease operations.

Milestones

The following are our milestones:

1.	0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

2.

90-180 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

3.

180-210 days after completion of the offering. Have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

The cost of the subcontractors is included in cost of the exploration services to be performed as set forth in the Use of Proceeds section and the Business section - Plan of Operations. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct the research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Legal fees in the amount of $10,000 are due to Mr. Lysiak upon SEC effectiveness. They will be paid from the proceeds of this offering. In the event the minimum amount is not raised from the offering, Mr. Hughes, our president has agreed to pay the fees.

In the event we create a wholly owned subsidiary corporation, we estimate the costs to be approximately $10,000. $2,500 for incorporation; $5,000 for an audit; $100 to transfer title to the property; $500 for the registered agent fee; and, up to $1,900 for potential taxes. These expenses are predicated upon the discovery of mineralized material. There is no assurance mineralized material will ever be discovered.

Results of Operations

From Inception on April 5, 2001

We will be exploring one property containing three claims. The property has been staked and will begin our exploration plan upon completion of this offering.

Since inception, Caisey Harlingten, one of our directors has paid all our expenses to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by Mr. Harlingten since inception on April 5, 2001 is $313,714.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $65,000 of net proceeds. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is willing to commit to loan us money for our operations until this offering has been completed or until the offering period has expired. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

As of the date of this registration statement, we have yet to begin operations and therefore we have not generated any revenues from our business operations.

Since inception, we have issued 10,545,000 shares of common stock pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $5,000 cash. In June 2005, we repurchased 4,900,000 shares in consideration of the payment of $49. Currently there are 5,645,000 shares of common stock outstanding.

As at September 30, 2006, our total assets were $743 and our total liabilities were $358,470.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held

Graham R. Hughes	57	President, Principal Executive Officer, Secretary, Treasurer,
		Principal Financial Officer, Principal Accounting Officer and
		Director
Caisey Harlingten	58	Director

Directors serve until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Graham Hughes, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors.

Since April 5, 2001, Mr. Hughes has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and a director. From November 2001 to March 2005, Mr Hughes was Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and a Director of Regma Biotechnologies Ltd.. Since September 1995 Mr Hughes has been a Financial Management Instructor at the British Columbia Institute of Technology (BCIT), Vancouver BC, Canada.

Caisey Harlingten, Director

Since April 5, 2001, Mr. Harlingten has been a member of the Board of Directors. From November 2001 to March 2005, Mr. Harlingten was the Chairman of the Board of Directors of Regma Biotechnologies Ltd. From January 2000 to March 2005 Mr Harlingten was Chairman of the Board of Directors of Regma Bio Technologies Ltd, the Company's UK subsidiary corporation, located at London UK and Porton Down Science Park, UK, engaged in the business of research and development of novel therapeutic agents against infectious diseases. From January 1995 to December 1998 Mr. Harlingten was founder of Nanovation Technologies Inc., Delaware, formerly Integrated Optics Inc., which was engaged in the business of nanotechnology research and development. Mr. Harlingten's duties at Nanovation Technologies Inc. were financial investment management . From January 1998 to March 2000 Mr. Harlingten was Founder and Chairman of Phage Therapeutics Inc., a company located in Bothell, Washington, which was engaged in the business of bacteriophage product research and development. Mr. Harlingten's duties at Phage Therapeutics Inc. were those of Chairman of the Board of Directors

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that Messrs. Hughes and Harlingten, our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers during the last three completed fiscal years.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Graham R. Hughes	2006	0	0	0	0	0	0	0	0
President, Secretary,	2005	0	0	0	0	0	0	0	0
Treasurer	2004	0	0	0	0	0	0	0	0

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is June 30.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Graham R. Hughes	0	0	0	0	0	0	0

Caisey Harlingten	0	0	0	0	0	0	0

All compensation received by the officers and directors has been disclosed.

[1]     All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is 4861 Cambridge Street, Burnaby, British Columbia, Canada V5C 1H9 and our telephone number is (604) 451-6841.

	Direct Amount of			Percent of Class
Name of Beneficial Owner	Beneficial Owner	Position	Percent of Class	Assuming All Shares Are Sold
Graham R. Hughes	300,000	President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer	5.31%	1.92%
		and Director

Caisey Harlingten	5,100,000	Director	90.35%	32.60%

All Officers and Directors as a
Group (2 Persons)	5,400,000		95.66%	34.52%

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Future Sales of Shares

A total of 5,645,000 shares of common stock are issued and outstanding. The 5,645,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,400,000 shares of our stock are currently owned by our officer and directors. They will likely sell a portion of their stock if the market price goes above $0.02. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

We issued 5,400,000 shares of common stock to Messrs. Hughes and Harlingten, our directors in June 2001 and June 2003, in consideration of $54.00.

Mr. Hughes allows us to use a portion of his home as our office on a rent free basis.

As at September 30, 2006, $269 is owed to Mr. Hughes, our president, for money advanced to us by him and $313,714 is owned to Mr. Harlingten, one of our directors, for money advanced to us by him. The foregoing loans are oral and not evidenced by any written documentation. The amounts are unsecured and bear no interest with no specific terms of repayment.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2006, included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, 701 West Georgia Street, Suite 1400, Vancouver, British Columbia V7Y 1C6.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our audited financial statements for the fiscal years ending June 30, 2006 and June 30, 2005, immediately follow:

Our financial statements immediately follow:

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

	September 30, 2006 $	June 30, 2006 $

ASSETS

Current Assets

Cash	743	558
Taxes recoverable	-	9,273

Total Assets	743	9,831

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	22,237	19,930
Accrued liabilities	-	1,955
Notes payable (Note 4)	22,250	22,258
Due to related parties (Note 5(a))	313,983	316,324

Total Liabilities	358,470	360,467

Contingency (Note 1)

Stockholders' Deficit

Common Stock (Note 6) Authorized: 100,000,000 shares, par value $0.00001 Issued and outstanding: 5,645,000 shares (2005 - 5,645,000 shares)	57	57

Additional Paid-in Capital	12,195	12,195

Accumulated Other Comprehensive Loss	(59,879)	(57,963)

Donated Capital (Notes 5(b) and (c))	53,976	51,031

Deficit Accumulated During the Exploration Stage	(364,076)	(355,956)

Total Stockholders' Deficit	(357,727)	(350,636)

Total Liabilities and Stockholders' Deficit	743	9,831

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Accumulated from April 5, 2001 (Date of Inception) to September 30,	For the Three Month Period Ended September 30,	For the Three Month Period Ended September 30,
	2006	2006	2005
	$	$	$

Revenue	-	-	-

Expenses

Consulting	10,994	-	-
Foreign exchange gain	(3,530)	(137)	(1,183)
General and administrative	2,451	69	294
Management fees (Note 5(b))	49,068	2,677	2,492
Impairment of mineral property costs (Note 3)	93,686	-	-
Mineral property costs	168,679	-	-
Rent (Note 5(c))	4,907	268	249
Professional fees	37,821	5,243	-

Total Operating Expenses	364,076	8,120	1,852

Net Loss	(364,076)	(8,120)	(1,852)

Other Comprehensive Loss

Foreign currency translation adjustment	(59,879)	(1,916)	(14,563)

Comprehensive Loss	(423,955)	(10,036)	(16,415)

Net Loss Per Share - Basic and Diluted		-	-

Weighted Average Shares Outstanding		5,645,000	10,066,000

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	For the Three Month Period Ended September 30,	For the Three Month Period Ended September 30,
	2006	2005
	$	$

Operating Activities

Net loss	(8,120)	(1,852)

Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and expenses	2,945	2,741
Foreign exchange	(112)	(1,185)

Changes in operating assets and liabilities:
Taxes recoverable	9,323	-
Accounts payable and accrued liabilities	221	-
Due to related parties	(4,041)	(264)

Net Cash Provided by Operating Activities	216	(560)

Effect of exchange rate changes on cash	(31)	320

Increase (Decrease) in Cash	185	(240)

Cash - Beginning of Period	558	11,499

Cash - End of Period	743	11,259

Supplemental Disclosures:

Interest paid	-	-
Income taxes paid	-	-

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

1.	Exploration Stage Company

Western Hemisphere Mining Corporation (the " Company" ) was incorporated in the State of Nevada, on April 5, 2001. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (" SFAS" ) No. 7 " Accounting and Reporting by Development Stage Enterprises" . The Company' s principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims. Refer to Note 3 for the acquisition of mineral claims.

The Company has been in the exploration stage since its formation in April 2001 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. The Company has a working capital deficiency of $357,727 as at September 30, 2006, and has accumulated losses from inception to September 30, 2006, totalling $364,076. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern.

The Company plans to file a Form SB-2 Registration Statement (" SB-2" ) with the United States Securities and Exchange Commission to register up to 2,000,000 shares of common stock of the Company at $0.02 per share for proceeds of $40,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company' s fiscal year-end is June 30.

	b)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company' s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

	c)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	e)	Long-lived Assets

In accordance with SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	f)	Financial Instruments

The fair value of financial instruments, which include cash, taxes recoverable, accounts payable, accrued liabilities, notes payable and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	g)	Foreign Currency Translation

The Company' s functional currency is the Canadian dollar. The financial statements are translated to United States dollars in accordance with SFAS No. 52 " Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	h)	Taxes Recoverable

The Company qualifies for mineral exploration assistance programs associated with the exploration and development of mineral properties located in Quebec, Canada. Recoverable amounts are offset against deferred exploration and development costs incurred when the Company has complied with the terms and conditions of the program and the recovery is reasonably assured.

	i)	Income Taxes

The Company has adopted SFAS No. 109, " Accounting for Income Taxes" , as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Mineral Property Costs

The Company has been in the exploration stage since its formation in April 2001 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, " Whether Mineral Rights Are Tangible or Intangible Assets" . The Company assesses the carrying costs for impairment under SFAS 144, " Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	k)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2006 and September 30, 2005, the Company' s only component of comprehensive loss was foreign currency translation adjustments.

	l)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	m)	Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments", using the modified prospective transition method. The Company has not issued any stock options since its inception. Accordingly, there was no effect on the Company's reported loss from operations, cash flows or loss per share, as a result of adopting SFAS No. 123R.

	n)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, " Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" .. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, " Fair Value Measurements" .. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	n)	Recent Accounting Pronouncements (continued)

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, " Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109" .. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Mineral Properties

a)

In January 2001, the Company acquired, by staking, a 100% interest in the Lac Aigneau comprising 1,451 contiguous mineral claims located in Northern Quebec, Canada. The Company has recognized an impairment loss of $86,501 of mineral property acquisition costs as it has not yet been determined whether there are proven or probable reserves on the property.

b)

On February 15, 2006 the Company acquired a 100% interest in three mineral claims in British Columbia, Canada in consideration of $7,184. The claims are held in trust on behalf of the Company by the seller. The Company has recognized an impairment loss of $7,185 of mineral property acquisition costs, as it has not yet been determined whether there are proven or probable reserves on the property.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

4.	Notes Payable

As at September 30, 2006, the Company had outstanding notes payable of $22,250 (June 30, 2006 - $22,258). These notes are unsecured, non-interest bearing and due on demand.

5.	Related Party Transactions/Balances

a)

As at September 30, 2006, the Company was indebted to the President for $269 (June 30, 2006 - $268), and a significant shareholder of the Company for $313,714 (June 30, 2006 - $316,056) for settlement of operations expenditures and cash funding of operations. These amounts are non-interest bearing, unsecured and due on demand.

b)

During the three month period ended September 30, 2006, management services with a fair value of $2,677 (2005 - $2,492) was contributed by the President of the Company. The amount was charged to operations and treated as donated capital.

c)

During the three month period ended September 30, 2006, rent with a fair value of $268 (2005 - $249) was contributed by the President of the Company. The amount was charged to operations and treated as donated capital for the use of the Company's head office, which is provided at no cost by the President.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Western Hemisphere Mining Corporation (An Exploration Stage Company)

We have audited the accompanying balance sheets of Western Hemisphere Mining Corporation (An Exploration Stage Company) as of June 30, 2006 and 2005, and the related statements of operations, cash flows and stockholders' deficit for the years then ended and accumulated for the period from April 5, 2001 (Date of Inception) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Hemisphere Mining Corporation (An Exploration Stage Company) as of June 30, 2006 and 2005, and the results of its operations, cash flows and stockholders' deficit for the years then ended and for the period from April 5, 2001 (Date of Inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has accumulated losses from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
November 1, 2006

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	June 30, 2006 $	June 30, 2005 $

ASSETS

Current Assets

Cash	558	11,499
Taxes recoverable	9,273	12,756

Total Assets	9,831	24,255

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	19,930	11,358
Accrued liabilities	1,955	11,000
Notes payable (Note 4)	22,258	22,082
Due to related parties (Note 5(a))	316,324	277,511

Total Liabilities	360,467	321,951

Contingency (Note 1)

Stockholders' Deficit

Common Stock (Note 6) Authorized: 100,000,000 shares, par value $0.00001 Issued and outstanding: 5,645,000 shares (2005 - 10,545,000 shares)	57	106

Additional Paid-in Capital	12,195	12,146

Accumulated Other Comprehensive Loss	(57,963)	(28,094)

Donated Capital (Notes 5(b) and (c))	51,031	39,678

Deficit Accumulated During the Exploration Stage	(355,956)	(321,532)

Total Stockholders' Deficit	(350,636)	(297,696)

Total Liabilities and Stockholders' Deficit	9,831	24,255

The accompanying notes are an integral part of these financial statements.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)

	Accumulated from April 5, 2001 (Date of Inception) to June 30,	For the Year Ended June 30,	For the Year Ended June 30,
	2006	2006	2005
	$	$	$

Revenue	-	-	-

Expenses

Consulting	10,994	-	6,500
Foreign exchange gain	(3,392)	(2,186)	(1,233)
General and administrative	2,381	887	337
Management fees (Note 5(b))	46,391	10,320	9,600
Impairment of mineral property costs (Note 3)	93,686	7,184	-
Mineral property costs	168,679	4,555	29,271
Rent (Note 5(c))	4,639	1,032	960
Professional fees	32,578	12,632	7,900

Total Operating Expenses	355,956	34,424	53,335

Net Loss	(355,956)	(34,424)	(53,335)

Other Comprehensive Loss

Foreign currency translation adjustment	(57,963)	(29,869)	(23,850)

Comprehensive Loss	(413,919)	(64,293)	(77,185)

Net Loss Per Share - Basic and Diluted		(0.01)	(0.01)

Weighted Average Shares Outstanding		6,759,000	10,331,000

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)

	Accumulated from April 5, 2001 (Date of Inception) to June 30,	For the Year Ended June 30,	For the Year Ended June 30,
	2006	2006	2005
	$	$	$
Operating Activities

Net loss	(355,956)	(34,424)	(53,335)

Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and expenses	51,031	11,353	10,560
Impairment of mineral property costs	93,686	7,184	-
Stock-based compensation	7,252	-	7,250

Changes in operating assets and liabilities:
Taxes recoverable	(6,924)	4,724	32,779
Accounts payable and accrued liabilities	25,798	(2,650)	18,660
Due to related parties	112,723	11,797	(147)

Net Cash (Used in) Provided by Operating Activities	(72,390)	(2,016)	15,767

Investing Activities

Mineral property acquisition costs	(93,686)	(7,184)	-

Net Cash Used in Investing Activities	(93,686)	(7,184)	-

Financing Activities

Proceeds from issuance of note payable	15,000	-	15,000
Proceeds from issuance of common stock	5,000	-	5,000
Advances from (repayments to) related parties	149,568	-	(31,782)

Net Cash (Used in) Provided by Financing Activities	169,568	-	(11,782)

Effect of exchange rate changes on cash	(2,934)	(1,741)	2,644

Increase (Decrease) in Cash	558	(10,941)	6,629

Cash - Beginning of Period	-	11,499	4,870

Cash - End of Period	558	558	11,499

Non-cash Investing and Financing Activities:
Stock issued to settle debt	7,250	-	7,250

Supplemental Disclosures:

Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statement of Stockholders' Equity
From April 5, 2001 (Date of Inception) to June 30, 2006
(Expressed in U.S. dollars)

						Deficit
				Accumulated		Accumulated
			Additional	Other		During the
	Common Stock		Paid-In	Comprehensive	Donated	Exploration
		Amount	Capital	Loss	Capital	Stage	Total
	#	$	$	$	$	$	$

Balance - April 5, 2001 (Date of Inception)	-	-	-	-	-	-	-

Donated services and expenses	-	-	-	-	2,140	-	2,140

Foreign currency translation	-	-	-	(5)	-	-	(5)

Net loss for the period	-	-	-	-	-	(2,276)	(2,276)

Balance - June 30, 2001	-	-	-	(5)	2,140	(2,276)	(141)

Donated services and expenses	-	-	-	-	8,415	-	8,415

Foreign currency translation	-	-	-	(52)	-	-	(52)

Net loss for the year	-	-	-	-	-	(10,625)	(10,625)

Balance - June 30, 2002	-	-	-	(57)	10,555	(12,901)	(2,403)

Common stock issued for no consideration	5,200,000	52	(52)	-	-	-	-

Donated services and expenses	-	-	-	-	8,737	-	8,737

Foreign currency translation	-	-	-	(4,420)	-	-	(4,420)

Net loss for the year	-	-	-	-	-	(42,510)	(42,510)

Balance - June 30, 2003	5,200,000	52	(52)	(4,477)	19,292	(55,411)	(40,596)

Stock issued for services at $0.00001 per share	200,000	2	-	-	-	-	2

Common stock issued for no consideration	4,900,000	49	(49)	-	-	-	-

Donated services and expenses	-	-	-	-	9,826	-	9,826

Foreign currency translation	-	-	-	233	-	-	233

Net loss for the year	-	-	-	-	-	(212,786)	(212,786)

Balance - June 30, 2004	10,300,000	103	(101)	(4,244)	29,118	(268,197)	(243,321)

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Statement of Stockholders' Equity
From April 5, 2001 (Date of Inception) to June 30, 2006
(Expressed in U.S. dollars)

						Deficit
				Accumulated		Accumulated
			Additional	Other		During the
	Common Stock		Paid-In	Comprehensive	Donated	Exploration
		Amount	Capital	Loss	Capital	Stage	Total
	#	$	$	$	$	$	$

Balance - June 30, 2004	10,300,000	103	(101)	(4,244)	29,118	(268,197)	(243,321)

Stock issued for cash at $0.05 per share	100,000	1	4,999	-	-	-	5,000

Stock issued to settle debt at $0.05 per share	145,000	2	7,248	-	-	-	7,250

Donated services and expenses	-	-	-	-	10,560	-	10,560

Foreign currency translation	-	-	-	(23,850)	-	-	(23,850)

Net loss for the year	-	-	-	-	-	(53,335)	(53,335)

Balance - June 30, 2005	10,545,000	106	12,146	(28,094)	39,678	(321,532)	(297,696)

Cancellation of shares	(4,900,000)	(49)	49	-	-	-	-

Foreign currency translation adjustment	-	-	-	(29,869)	-	-	(29,869)

Donated services and expenses	-	-	-	-	11,353	-	11,353

Net loss for the year	-	-	-	-	-	(34,424)	(34,424)

Balance - June 30, 2006	5,645,000	57	12,195	(57,963)	51,031	(355,956)	(350,636)

The accompanying notes are an integral part of these financial statements

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
1.	Exploration Stage Company

Western Hemisphere Mining Corporation (the "Company") was incorporated in the State of Nevada, on April 5, 2001. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims. Refer to Note 3 for the acquisition of mineral claims.

The Company has been in the exploration stage since its formation in April 2001 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. The Company has a working capital deficiency of $350,636 as at June 30, 2006, and has accumulated losses from inception to June 30, 2006, totalling $355,956. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern.

The Company plans to file a Form SB-2 Registration Statement ("SB-2") with the United States Securities and Exchange Commission to register up to 10,000,000 shares of common stock of the Company at $0.02 per share for proceeds of $165,000, net of offering cost of $35,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company' s fiscal year-end is June 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Long-lived Assets

In accordance with SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	e)	Foreign Currency Translation

The Company's functional currency is the Canadian dollar. The financial statements are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	f)	Financial Instruments

Financial instruments which include cash, taxes recoverable, accounts payable, accrued liabilities, notes payable and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	g)	Taxes Recoverable

The Company qualifies for mineral exploration assistance programs associated with the exploration and development of mineral properties located in Quebec, Canada. Recoverable amounts are offset against deferred exploration and development costs incurred when the Company has complied with the terms and conditions of the program and the recovery is reasonably assured. At June 30, 2006, the Company had $9,273 (2005 - $12,756) of taxes recoverable.

	h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109, " Accounting for Income Taxes" , as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	i)	Mineral Property Costs

The Company has been in the exploration stage since its formation in April 2001 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, " Whether Mineral Rights Are Tangible or Intangible Assets" . The Company assesses the carrying costs for impairment under SFAS 144, " Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	j)	Comprehensive Loss

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2006 and June 30, 2005, the Company' s only component of comprehensive loss was foreign currency translation adjustments.

	k)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	l)	Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments", using the modified prospective transition method. The Company has not issued any stock options since its inception. Accordingly, there was no effect on the Company's reported loss from operations, cash flows or loss per share, as a result of adopting SFAS No. 123R.

	m)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)". This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109". FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	m)	Recent Accounting Pronouncements (continued)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Mineral Properties

In January 2001, the Company acquired, by staking, a 100% interest in the Lac Aigneau Property comprising 1,451 contiguous mineral claims located in Northern Quebec, Canada. The Company has recognized an impairment loss of $86,501 of mineral property acquisition costs, as it has not yet been determined whether there are proven or probable reserves on the property.

On February 15, 2006 the Company acquired a 100% interest in three mineral claims in British Columbia, Canada in consideration of $7,184. The claims are held in trust on behalf of the Company by the seller. The Company has recognized an impairment loss of $7,184 of mineral property acquisition costs, as it has not yet been determined whether there are proven or probable reserves on the property.

4.	Notes Payable

During the prior year ended June 30, 2005, the Company issued notes payable of US$22,250, of which US$15,000 was received in cash, and the balance of US$7,250 was in consideration for services rendered. These notes are unsecured, non-interest bearing and due on demand.

Western Hemisphere Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

5.	Related Party Transactions/Balances

a)

As at June 30, 2006, the Company was indebted to the President for $268 (2005 - $81), and a significant shareholder of the Company for $316,056 (2005 - $277,430) for expenditures made on behalf of the Company and cash funding of operations. These amounts are non-interest bearing, unsecured and due on demand.

b)

During the year ended June 30, 2006, management services with a fair value of $10,320 (2005 - $9,600) was contributed by the President of the Company. The amount was charged to operations and treated as donated capital.

c)

During the year ended June 30, 2006, rent with a fair value of $1,033 (2005 - $960) was contributed by the President of the Company. The amount was charged to operations and treated as donated capital for the use of the Company' s head office, which is provided at no cost by the President.

6.	Common Stock

	a)	On September 21, 2005, 4,900,000 shares of common stock were returned to treasury at no cost to the Company and cancelled.

	b)	On June 30, 2005, the Company issued 145,000 shares at $0.05 per share to settle debt of $7,250.

	c)	On March 9, 2005, the Company issued 100,000 shares of common stock at $0.05 per share for net proceeds of $5,000.

7.	Income Tax

The Company has adopted the provisions of SFAS 109, " Accounting for Income Taxes" . Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. At June 30, 2006, the Company had approximately $304,900 of net operating loss carry-forwards available to offset taxable income in future years which expire through fiscal 2022. For the years ended June 30, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $8,000 and $17,400, respectively.

The components of the net deferred tax asset at June 30, 2006 and 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2006 $	2005 $

Cumulative Net Operating Losses	304,900	281,900
Statutory Tax Rate	35%	35%
Effective Tax Rate	-	-
Deferred Tax Asset	106,700	98,700
Valuation Allowance	(106,700)	(98,700)

Net Deferred Tax Asset	-	-

Until April 10, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.